Exhibit 99

Accenture Reduces U.S. Pension Obligations by $1.6 Billion Through Previously Announced Plan Termination, Following Asset Transfer to AIG and MassMutual

NEW YORK; June 23, 2017 – Accenture (NYSE: ACN) has completed the termination of its U.S. Pension Plan (the “Plan”), which was previously announced in March 2016, by entering into agreements with American General Life Insurance Company (AGL) – a subsidiary of American International Group, Inc. (AIG) – and Massachusetts Mutual Life Insurance Co. (MassMutual). Under these agreements, the Plan has transferred pension assets to AGL and MassMutual to settle approximately $1.0 billion of outstanding pension obligations. The annuity settlement is part of Accenture’s three-step strategy to reduce its pension obligations, as follows:

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Plan Termination: The Plan’s termination removed a total of $1.6 billion of pension obligations: about $600 million through lump-sum payments to approximately 7,000 active and former U.S. employees who elected to receive such payments, and $1.0 billion through the purchase of annuities from insurance companies.

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Annuity Purchase: Accenture purchased group annuity contracts from AGL and MassMutual, which are each responsible for assuming a portion of the obligation to make future annuity payments to approximately 9,200 active and former U.S. Accenture employees and their beneficiaries. The transaction closed in late May and the insurers will assume payment responsibility in August 2017.

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New Pension Plan: Accenture has created a new, fully funded, defined benefit plan with approximately $200 million of pension obligations with substantially the same terms as the Plan for approximately 550 active U.S. employees who remain eligible to accrue benefits.

Designated Plan fiduciaries selected AGL and MassMutual as the annuity providers. The selection was made in consultation with independent experts after a thorough annuity provider search and due diligence process, and in accordance with the U.S. Department of Labor’s “safest available annuity” standards. Key advisors to Accenture included Mercer (US) Inc. as lead strategic and annuity placement advisor.
Together, these related actions have enabled Accenture to decrease its overall pension obligations by approximately $1.6 billion, reducing future risk and administrative costs, while entrusting participants’ benefits to highly rated financial institutions with core expertise in the long-term management of retirement benefits.
Affected participants will soon receive letters with further details.

Forward-Looking Statements

Except for the historical information and discussions contained herein, statements in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “positioned,” “outlook” and similar expressions are used to identify these forward-looking statements. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied. These include, without limitation, risks that: Accenture’s actions to decrease its overall pension obligations will not reduce the company’s pension risk or administrative costs to the extent expected or otherwise achieve the anticipated benefits for the company, as well as the risks, uncertainties and other factors discussed under the “Risk Factors” heading in Accenture plc’s most recent annual report on Form 10-K and other documents filed with or furnished to the Securities and Exchange Commission. Statements in this news release speak only as of the date they were made, and Accenture undertakes no duty to update any forward-looking statements made in this news release or to conform such statements to actual results or changes in Accenture’s expectations.

About Accenture

Accenture is a leading global professional services company, providing a broad range of services and solutions in strategy, consulting, digital, technology and operations. Combining unmatched experience and specialized skills across more than 40 industries and all business functions – underpinned by the world’s largest delivery network – Accenture works at the intersection of business and technology to help clients improve their performance and create sustainable value for their stakeholders. With more than 411,000 people serving clients in more than 120 countries, Accenture drives innovation to improve the way the world works and lives. Visit us at www.accenture.com.

About AIG

American International Group, Inc. (AIG) is a leading global insurance organization. Founded in 1919, today AIG member companies provide a wide range of property casualty insurance, life insurance, retirement products, and other financial services to customers in more than 80 countries and jurisdictions. These diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG’s core businesses include Commercial Insurance and Consumer Insurance, as well as Other Operations. Commercial Insurance comprises two modules – Liability and Financial Lines, and Property and Special Risks. Consumer Insurance comprises four modules - Individual Retirement, Group Retirement, Life Insurance and Personal Insurance. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

Additional information about AIG can be found at www.aig.com and www.aig.com/strategyupdate | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance www.twitter.com/AIGinsurance | LinkedIn: www.linkedin.com/company/aig. These references with additional information about AIG have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

About MassMutual

MassMutual is a leading mutual life insurance company that is run for the benefit of its members and participating policyowners. MassMutual offers a wide range of financial products and services, including life insurance, disability income insurance, long term care insurance, annuities, retirement plans and other employee benefits. For more information, visit www.massmutual.com.

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Contact:

Stacey Jones
Accenture
+1 917 452 6561
stacey.jones@accenture.com

Kenny Juarez
AIG (Media)
+1 212 458 8352
kenny.juarez@aig.com

Liz Werner
AIG (Investors)
+1 212 770 7074
elizabeth.werner@aig.com